Exhibit 3.12

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FREESCALE ACQUISITION HOLDINGS CORP.”, CHANGING ITS NAME FROM “FREESCALE ACQUISITION HOLDINGS CORP.” TO “FREESCALE SEMICONDUCTOR HOLDINGS V, INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF MARCH, A.D. 2007, AT 11:11 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

4207164 8100 070271216	SEAL APPEARS HERE	AUTHENTICATION: 5475142 DATE: 03-02-07

State of Delaware Secretary of State Division of Corporations Delivered 11:31 AM 03/02/2007 FILED 11:11 AM 03/02/2007 SRV 070271216 - 4207164 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FREESCALE ACQUISITION HOLDINGS CORP.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Freescale Acquisition Holdings Corp., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article 1 of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

1. Name. The name of the corporation is Freescale Semiconductor Holdings V, Inc. (hereinafter the “Corporation”).

SECOND: The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 1st day of March, 2007.

FREESCALE ACQUISITION HOLDINGS CORP.

By:	/s/ Alan Campbell
Alan Campbell, President, CEO & CFO